Exhibit 99.1

       North American Scientific Reports Third Quarter Financial Results
                      and Brachytherapy Growth Initiatives

     CHATSWORTH, Calif.--(BUSINESS WIRE)--Aug. 28, 2003--North American Scientific, Inc. (Nasdaq:NASI):

     --   Executes a strategic agreement with Cardinal Health

     -- Acquires Radiation Therapy Products assets to enhance brachytherapy product offerings

     North American Scientific, Inc. (Nasdaq:NASI) today announced financial results for its third quarter ended July 31, 2003, as well as two important strategic achievements.
     For the third quarter ended July 31, 2003, the Company reported net sales of $3.0 million as compared to $5.3 million reported for the third quarter of 2002. As previously announced, management expected a year-over-year decrease in sales principally attributable to the transition from a third-party distribution relationship to direct sales of its brachytherapy seed products. Net loss for the third quarter was $2.8 million, or $0.28 per share, compared with a net loss of $350,000, or $0.03 per share, for the prior-year quarter.
     For the nine months ended July 31, 2003, net sales were $11.1 million versus net sales of $15.2 million for the first nine months of fiscal 2002, which management also attributed to the Company's transition to direct sales of its brachytherapy seed products as noted above. Net loss for the first nine months of fiscal 2003 was $6.3 million, or $0.61 per share, versus a net loss for the corresponding period of fiscal 2002 of $5.1 million, or $0.50 per share. In the first quarter of fiscal 2003, the Company adopted SFAS No. 143, "Accounting for Asset Retirement Obligations." As a result, the Company recorded in the first quarter of this fiscal year a cumulative effect of a change in accounting principle of $311,000.
     At July 31, 2003, the Company's cash, cash equivalents and marketable securities totaled $51.6 million.
     Recently, the Company has taken two significant steps to strengthen its brachytherapy business. At the end of the quarter, North American Scientific entered into a strategic agreement with the Nuclear Pharmacy Services business of Cardinal Health, Inc. (NYSE:CAH), the leading provider of radiopharmacy services to the healthcare community. Under this agreement, North American Scientific will serve as Cardinal Health's authorized manufacturer of brachytherapy seeds while Cardinal Health, through its national network of radiopharmacies, will focus on the delivery of North American Scientific's brachytherapy seeds to customers across their network. Brachytherapy products are radioactive and have a "shelf life" that requires delivery within certain time requirements following their manufacture. As compared to other brachytherapy seed vendors who simply use traditional overnight shipping methods, by accessing the Cardinal Health national network of radiopharmacies, the North American Scientific seed will be delivered precisely where and when the customer desires, making it easy and convenient for clinic and hospital customers to better serve their customers, the patients. Under this agreement, Cardinal Health will refer their current brachytherapy customer base over to North American Scientific; in exchange, North American Scientific will begin promoting and utilizing the Cardinal Health delivery service wherever customers desire to access the network for delivery. This strategic relationship will allow each entity to focus on its respective strengths and ultimately deliver a higher quality, more valued service offering to the brachytherapy customer base.
     Further, in August 2003, North American Scientific acquired substantially all of the assets of Radiation Therapy Products (RTP), a manufacturer and distributor of equipment, including steppers and stabilizers, used in prostate brachytherapy procedures, for total cash and stock consideration of approximately $700,000. The RTP acquisition will enhance the Company's product portfolio and better enable the Company to provide a more complete product offering to its customers and prospects. RTP's products are used in over 150 hospitals and clinics, primarily in the United States, and are sold to the same category of customers as the Company's brachytherapy seed products.
     Commenting on the 2003 third quarter developments, L. Michael Cutrer, President and Chief Executive Officer of North American Scientific, stated, "We believe that the Cardinal Health referral agreement and RTP acquisition will enhance our brachytherapy seed sales program. Cardinal is the premiere name in nuclear pharmacy services and we are very pleased to be working alongside them."
     The Company also reported continued progress on the clinical development program for Hynic-Annexin V, which is in clinical trials in the United States and Europe. More than 30 patients have been imaged in the European Phase II study. The Company is currently awaiting data from a 12 week clinical follow-up period that will allow assessment of the Hynic-Annexin V imaging results from the first cohort of study patients. Data from that study is currently being evaluated on an ongoing basis.
     Cutrer added, "We continue to make progress in our Hynic-Annexin V development program. Increasing numbers of centers throughout Europe are joining our clinical program, which is intended to provide physicians with a new management tool to determine early response to chemotherapy."
     A live webcast of North American Scientific's third quarter financial results conference call will be available over the Internet through its Web site at www.nasi.net in the Investor Center beginning at 10:00 a.m. PDT on Thursday, August 28, 2003. For those who cannot listen to the live webcast, a replay of the call will be available at the same site shortly after the call.
     Event archives are normally available one to two hours after the event ends. For the live event, listeners should go to the Web site at least fifteen minutes before the event starts to download and install any necessary audio software.

     North American Scientific develops, produces and sells innovative radioisotopic products, including brachytherapy seeds and radiopharmaceuticals, principally for the treatment and diagnosis of disease. The Company's brachytherapy seeds are marketed under the trade name Prospera(R). The Company's lead radiopharmaceutical product candidate is Hynic-Annexin V, which is based upon the Apomate(TM) technology platform and is a kit for the preparation of Technetium Tc-99m labeled Annexin V. It is administered intravenously and is intended for the in vivo imaging of apoptosis and necrosis, two common forms of cell death. For more information, please visit the Company's Web site at www.nasi.net.

     Statements included in this release that are not historical facts may be considered forward-looking statements that are subject to a variety of risks and uncertainties. There are a number of important factors that could cause actual results to differ materially from those expressed in any forward-looking statements made by the Company including, but not limited to, uncertainties relating to drug discovery and clinical development processes, the impact of competitive products and technological changes, changes in relationships with strategic partners and dependence upon strategic partners for the performance of critical activities under collaborative agreements, the ability of the Company to directly market and sell its brachytherapy products, uncertainties relating to patent protection and regulatory approval, the stable supply of appropriate isotopes, the impact of competitive products and pricing, research and development estimates, market opportunities, risks associated with strategic opportunities or acquisitions the Company has consummated or may pursue and various other risk factors included in the Company's filings with the Securities and Exchange Commission. Any forward-looking statements contained in this news release speak only as of the date of this release, and the Company undertakes no obligation to revise or update any forward-looking statements, whether as a result of new information, future results or otherwise.


                    NORTH AMERICAN SCIENTIFIC, INC.
                 Consolidated Statements of Operations

                      Three Months Ended        Nine Months Ended
                           July 31,                  July 31,
                   -----------  -----------  -----------  ------------
                       2003         2002         2003         2002
                   -----------  -----------  -----------  ------------
                         (Unaudited)               (Unaudited)

Net sales          $ 3,011,000  $ 5,267,000  $11,056,000  $15,160,000

Cost of goods sold   1,733,000    1,912,000    4,988,000    5,554,000
                   -----------  -----------  -----------  ------------

     Gross profit    1,278,000    3,355,000    6,068,000    9,606,000

Selling, general
 and
 administrative
 expenses            2,704,000    1,569,000    8,149,000    4,433,000
Research and
 development         1,661,000    2,624,000    5,431,000    6,993,000
Write-off of
 licenses and
 equipment                   -            -            -    2,714,000
                   -----------  -----------  -----------  ------------

Loss from
 operations         (3,087,000)    (838,000)  (7,512,000)  (4,534,000)

Interest and other
 income, net           250,000      488,000    1,534,000    1,444,000
                   -----------  -----------  -----------  ------------

Loss before
 provision for
 income taxes       (2,837,000)    (350,000)  (5,978,000)  (3,090,000)

Provision for
 income taxes                -            -            -    2,013,000
                   -----------  -----------  -----------  ------------

Loss before
 cumulative effect
 of change in
 accounting
 principle          (2,837,000)    (350,000)  (5,978,000)  (5,103,000)

Cumulative effect
 of change in
 accounting
 principle                   -            -     (311,000)           -
                   -----------  -----------  ------------  -----------

Net loss           $(2,837,000) $  (350,000) $(6,289,000) $(5,103,000)
                   ============ ============ ============ ============

Loss per share:

  Basic

   Loss before
    cumulative
    effect of
    change in
    accounting
    principle      $      (.28) $      (.03) $      (.58) $      (.50)
   Cumulative
    effect of
    change in
    accounting
    principle                -            -         (.03)           -
                   -----------  -----------  -----------  ------------

   Net loss        $      (.28) $      (.03) $      (.61) $      (.50)
                   ============ ============ ============ ============

  Diluted

   Loss before
    cumulative
    effect of
    change in
    accounting
    principle      $      (.28) $      (.03) $      (.58) $      (.50)
   Cumulative
    effect of
    change in
    accounting
    principle                -            -         (.03)           -
                   -----------  -----------  -----------  ------------

   Net loss        $      (.28) $      (.03) $      (.61) $      (.50)
                   ============ ============ ============ ============

Shares used in per
 share
 calculations:

  Basic             10,259,002   10,222,751   10,252,661   10,195,970
                   ===========  ===========  ===========  ============
  Diluted           10,259,002   10,222,751   10,252,661   10,195,970
                   ===========  ===========  ===========  ============


                    NORTH AMERICAN SCIENTIFIC, INC.
                 Condensed Consolidated Balance Sheets

                                           July 31,      October 31,
                                             2003           2002
                                       --------------  ---------------
                                         (Unaudited)
Assets

Current assets
  Cash and marketable securities       $   33,718,000  $   38,852,000
  Trade accounts receivable, net            2,024,000       2,416,000
  Inventories                                 723,000         596,000
  Other current assets                      1,460,000       1,839,000
                                       --------------  ---------------

     Total current assets                  37,925,000      43,703,000

Non-current marketable securities          17,886,000      17,093,000

Equipment and leasehold improvements,
 net                                        2,935,000       3,264,000

Goodwill                                    3,659,000       3,659,000

Other assets                                1,334,000       1,416,000
                                       --------------  ---------------

     Total assets                      $   63,739,000  $   69,135,000
                                       ==============  ===============

Liabilities and Stockholders' Equity

Current liabilities
  Accounts payable and accrued
   expenses                            $    5,038,000  $    4,234,000

Stockholders' equity                       58,701,000      64,901,000
                                       --------------  ---------------

     Total liabilities and
      stockholders' equity             $   63,739,000  $   69,135,000
                                       ==============  ===============


    CONTACT: North American Scientific, Inc.
             Alan Edrick, 818-734-8600
              or
             CCG Investor Relations
             Sean Collins, 818-789-0100